EXHIBIT D-2


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                   )
SOUTH BELOIT WATER, GAS AND        )    DOCKET NO. EC00-
    ELECTRIC COMPANY               )                    ----------------
                                   )


                                 APPLICATION OF
                  SOUTH BELOIT WATER, GAS AND ELECTRIC COMPANY
                          FOR AUTHORIZATION TO TRANSFER
            TRANSMISSION ASSETS TO AMERICAN TRANSMISSION COMPANY, LLC

     South Beloit Water, Gas and Electric Company ("SBWGE") requests authorization under Section 203 of the Federal Power Act, 16 U.S.C. ss. 824b, and Part 33 of the regulations of the Federal Energy Regulatory Commission ("Commission" or "FERC"), 18 C.F.R. Part 33, to transfer ownership and operational control of its jurisdictional transmission facilities to American Transmission Company, LLC ("ATCLLC"), a transmission company created by operation of Wisconsin law to own and operate the high-voltage transmission system in Wisconsin. 1999 Wisconsin Act 9 ("Act 9").1/

     While ATCLLC is not yet in operation, current Wisconsin law requires ATCLLC to take steps necessary to commence operations no later than January 1, 2001. SBWGE intends to transfer its transmission facilities to ATCLLC effective when ATCLLC commences operations. SBWGE submits this application well in advance of ATCLLC's anticipated commencement of operations because it wishes to secure the regulatory approvals required to complete the divestiture of its transmission facilities to ATCLLC.


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1/ See Wis. Stats. ss. 196.485(3m).

     On December 6, 1999, Alliant Energy Corporate Services, Inc. ("Alliant Energy Corporate Services") filed, in Docket No. EC00-29-000, an application with the Commission under Section 203 of the Federal Power Act to transfer to the Midwest System Operator, Inc. (the "Midwest ISO")2/ operational control over substantial portions of the jurisdictional transmission facilities of the Alliant Energy Operating Companies, including SBWGE's parent, Wisconsin Power and Light Company ("WPL")3/. On March 31, 2000 the Commission's Order in that docket authorized the transfer of operating authority to the Midwest ISO.

     On December 8, 1999, WPL filed, in Docket No. EC00-33-000, an application with the Commission under Section 203 of the Federal Power Act to transfer to ATCLLC the ownership of WPL's jurisdictional transmission facilities. On March 31, 2000 the Commission's Order in that docket authorized WPL's transfer of ownership of its jurisdictional transmission facilities to ATCLLC. SBWGE requests authorization in this application to transfer ownership and control over the SBWGE Transmission System to ATCLLC.

     ATCLLC, which is legally obligated to transfer control over its facilities to the Midwest ISO when the Midwest ISO commences operations. The Midwest ISO will assume control over the transmission facilities of its members' systems rated 100 kV and higher, but it will not own transmission facilities. Assuming receipt of required regulatory approvals, upon commencement of its operations, the Midwest ISO will assume control over the transmission facilities of the


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2/ The Midwest ISO is an  independent  system  operator that was  established pursuant to Commission orders in Docket Nos. ER98-1438-000 and EC98-24-000. Midwest Independent Transmission System Operator, Inc., 84 FERC P. 61,231,
-----------------------------------------------------------
order on reconsideration, 85 FERC P. 61,250, order on reh'g, 85 FERC P.
------------------------                     --------------
61,372 (1998).

3/ For purposes of this Application, WPL, IES Utilities Inc. ("IES"), Interstate Power Company ("IPC"), and SBWGE are collectively referred to as the "Alliant Energy Operating Companies."


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


Alliant Energy Operating Companies rated 100 kV and higher, including those transferred to ATCLLC pursuant to this application. The Midwest ISO is not currently scheduled to commence operations until November 1, 2001. ATCLLC, on the other hand, will assume both ownership and control over the transmission facilities contributed by Wisconsin utilities and will exercise control until control is assumed by the Midwest ISO. ATCLLC is expected to commence operations by January 1, 2001.

I.   DESCRIPTION OF THE PARTIES AND THE PROPOSED TRANSACTION

     A.   SOUTH BELOIT WATER, GAS AND ELECTRIC COMPANY

     SBWGE is an Illinois corporation and a wholly-owned subsidiary of WPL. The issued and outstanding capitol common stock of SBWGE is beneficially owned by WPL. WPL is a Wisconsin corporation and a wholly-owned subsidiary of Alliant Energy Corporation ("Alliant Energy"). WPL and Alliant Energy are headquartered in Madison, Wisconsin.

     Alliant Energy was formed on April 21, 1998, as a result of the merger among WPL Holdings, Inc., IES Industries Inc., and IPC. Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935. In addition to WPL, Alliant Energy has two other direct public utility subsidiaries, IPC and IES. The Alliant Energy Operating Companies are engaged in the production, transmission, and distribution of electricity for domestic, commercial, and industrial use in the states of Iowa, Wisconsin, Illinois, and Minnesota.

     SBWGE provides retail electric service to fewer than 10,000 customers in areas adjacent to the Illinois-Wisconsin State line as follows: the City of


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


South Beloit, the Villages of Rockton and Roscoe, and parts of the Townships of Rockton and Roscoe all in Winnebageo County; parts of the Townships of Manchester and LeRoy in Boone County; and parts of the Townships of Chemung and Hebron in McHenry County. WPL (SWBGE's parent) furnishes electric service to the public in southern and central Wisconsin, including the City of Beloit and surrounding areas of Rock County, Wisconsin. The area which includes the City of Beloit, in Wisconsin, constitutes a single community or population center. The City of South Beloit, Illinois, immediately adjoins the City of Beloit, Wisconsin. The two cities are separated only by the State Line, which in some areas runs down the center of a paved street. The electric distribution systems of WPL and SBWGE are interconnected at many points along the State Line. Physically, the entire Beloit-South Beloit-Rockton area is served by a single integrated electric distribution system owned by WPL and SBWGE. SBWGE has no direct employees and all operation and maintanence activities are performed by WPL or Alliant Energy Corporate Services. WPL is SBWGE's sole supplier of metered electric service under terms of a contract approved by both this Commission and the Illinois Commerce Commission ("ICC").

     Alliant Energy has on file with the Commission, in Docket No. ER96-2560-000, a system coordination and operating agreement to, among other things, govern on a single-system basis the coordinated operations and joint planning of the Alliant Energy Operating Companies' electric transmission facilities (the "Coordination Agreement"). In order to implement the Coordination Agreement, and for other reasons, Alliant Energy formed a subsidiary service company, Alliant Energy Corporate Services, to act as agent for the Alliant Energy operating companies and to, among other things, operate


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


their transmission facilities as a single integrated system pursuant to Alliant Energy's open access transmission tariff ("OATT") on file with the Commission.

     SBWGE's service area is located in the part of the Alliant Energy system known as the "Alliant Energy - East". SBWGE's transmission system comprises less than 1 mile of 345 kV transmission facilities, 10 miles of 69 kV transmission facilities and one substation 4/ (the "SBWGE Transmission System").

     B.   AMERICAN TRANSMISSION COMPANY

     As noted above, ATCLLC is a Wisconsin limited liability corporation created by specific legislative mandate through Act 9. While beginning as an affiliated transco wholly owned by the proposed five initial Wisconsin members, ATCLLC has the capability to evolve into a publicly owned, multi-state transmission company. This evolution could be accomplished through a public stock offering that would reduce the percentage of the ATCLLC's equity owned by its member utilities. ATCLLC also will be able to increase its membership and expand the scope of its operations by adapting its structure as necessary to encourage other transmission owners within the region but outside of Eastern Wisconsin to transfer ownership of their facilities to ATCLLC.

     The original owners of ATCLLC ("participants") have agreed not to sell their equity interests in ATCLLC for a period of three years following the initial day of operations (January 1, 2001), except that a participant may offer all or a portion of its interest to the other participants at ATCLLC's then existing net book value.5/ Each participant will have the right to purchase the


------------------------
4/ While SBWGE's system map identifies four substations only one (Shaw) has contains facilities at 69 kV and above and subject to this application.

5/ Any participant, however, may transfer its interest to a 100%-owned affiliate at any time. WPPI will be permitted, if it chooses, to transfer its interest to another entity owned by its members. The agreement not to transfer within three years also does not prohibit transfers of ownership by operation of law, such as merger or consolidation, or in connection with the sale of all or substantially all of the assets of the participant.


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


offered interest to the extent of its pro rata interest. Any participant can increase the percentage of its ownership if the other participants elect not to participate in purchasing the offered interest.

     Act 9 imposes certain ownership and governance requirements. Act 9 provides that ATCLLC will have no less than 5 and no more than 14 managers or directors (which may be modified by a unanimous vote of the managers or directors).6/ It also provides that at least 4 managers or directors shall be independent, i.e., "not directors, employees or independent contractors of a person engaged in the production, sale, marketing, transmission or distribution of electricity or natural gas or of an affiliate of such a person."7/ Certain statutory restrictions are also placed on the number of managers or directors that each company can appoint for the ten-year period after start-up. Act 9 states that each of the following may appoint one manager or director for a one-year term:
1) each non-transmission utility security holder that owns 10% or more of or more of the outstanding voting securities of the ATCLLC; 2) each group of non-transmission utility security holders that, as a group, owns 10% or more of the outstanding voting securities; 3) each electric utility, transmission dependent utility and retail electric cooperative that holds at least 5% equity interest; and 4) each transmission utility security holder. 8/

     ATCLLC may not sell or merge its assets with another person unless they are sold, transferred or merged on "an integrated basis" and in a manner that ensures that the transmission facilities in Eastern Wisconsin are planned,


------------------------
6/ Wis. Stats. ss. 196.485(3m)(c)1.

7/ Wis. Stats. ss.196.485(3m)(c)2.

8/ Wis. Stats. ss. 196.485(3m)(c)3. "Transmission utility security holder" means "a person that is a security holder of a transmission company, is an investor-owned transmission utility in the transmission area and has contributed its transmission facilities to the transmission company." Wis. Stats. 196.485(1)j.


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


operated, maintained and controlled as a single transmission system.9/ ATCLLC does not seek to qualify as an ISO or RTO. As noted above, ATCLLC will satisfy Order No. 2000 RTO requirements by joining the Midwest ISO.

     As ordained by Act 9, key provisions relating to the structure and operation of ATCLLC include:

     o A requirement to contract back with contributing transmission owners for operating and maintenance services for at least three years. Non-supervisory utility employees will have certain job rights after the three years;10/

     o A requirement to join the Midwest ISO and apply to operate as a single rate zone, for pricing purposes, under the Midwest ISO tariff for at least six years;11/

     o A prohibition against bypassing distribution systems and against providing service to retail customers;12/

     o A prohibition against owning generation or participating in the wholesale power market (with specific exceptions for procuring or reselling ancillary services, redispatch or control area functions);13/

     o The governing board will consist of representatives of member entities and independent members elected by shareholder vote.14/

     The affairs of ATCLLC will be governed by an LLC Operating Agreement, which will be executed by all the member utilities that contribute transmission assets or cash to ATCLLC. The LLC Operating Agreement will also establish the respective shares of the members, their contribution obligations and their interest in distributions. It will also place certain restrictions on the transfer of their interests. Finally, it will provides that ATC Management Inc. (also referred to as the Corporate Manager) will manage the Company.


------------------------
9/ Wis. Stats. ss. 196.485(3m)(a)2.a.

10/ Wis. Stats. ss.196.485(3m)(a)1.b.

11/ Wis. Stats. ss.196.485(3m)(a)1.d.-f.

12/ Wis. Stats. ss.196.485(3m)(a)2.b.

13/ Wis. Stats. ss.196.485(3m)(a)2.c.

14/ Wis. Stats. ss.196.485(3m)(c).


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


     C.    ATC MANAGEMENT INC. - CORPORATE MANAGER (CM)

     The ATCLLC will be managed by a corporate manager, ATC Management Inc. ATC Management was organized as a corporation under Wisconsin law on June 12, 2000. The CM will be a member of ATCLLC and will be owned by the participants. All ATCLLC decisions will be effected through and undertaken by the CM. The CM will employ all personnel necessary to operate the ATCLLC.15/ All of the CM's costs and expenses will be treated as ATCLLC expenses.

     Prior to its initial date of operation (January 1, 2001), CM will amend its articles of incorporation in accordance with the Amended and Restated Articles of Incorporation, which will provide for two classes of shares: Class A shares, which will initially be held in substantially the same proportion that interests are held in ATCLLC, and Class B shares, one of which will be held by each member of ATCLLC. The Bylaws of ATC Management Inc. establish the right of the Class B shareholders to elect the Board of Directors of the CM until a public offering, at which time a majority of the Board would be elected by the Class A shares held by the public. The Shareholders Agreement will be entered into by ATCLLC and the Class B shareholders and willset forth the procedures by which those shareholders will elect directors in accordance with Act 9.

     The diagram below shows the relationship between ATCLLC and the corporate manager. It also shows the manner in which utilities may transfer assets or cash in exchange for membership interests in the LLC and the CM.

                                OWNERSHIP DIAGRAM
                                -----------------

                                [GRAPHIC OMITTED]


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15/ Mr. Jose M. Delgado has been appointed as the Chief Executive Officer of the CM, ATC Management Inc.


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


     In the event the Commission requires additional information about ATCLLC, SBWGE will provide such information as a supplement to this application.

     D.   THE PROPOSED TRANSACTION

     SBWGE proposes to transfer its ownership and control of the SBWGE Transmission System to ATCLLC. Upon receipt of Commission authorization to transfer the facilities and completion of the transaction, ATCLLC will own and operate the SBWGE Transmission System.

     The transmission facilities of the SBWGE Transmission System to be transferred to ATCLLC are described in detail in Schedule A. In sum, ATCLLC will acquire from SBWGE transmission facilities that operate at voltages of generally 345 kV and 69 kV facilities. The SBWGE transmission facilities proposed to be transferred include:

     o Transmission lines (including towers, poles, and conductors) and transmission substations;

     o Transformers providing transformation within the bulk transmission system and between the bulk and area transmission systems;

     o Radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers;

     o    Substations that provide primarily a transmission function; and

     o Voltage control devices and power flow control devices directly connected to the transmission system.

     The original cost of the facilities of the SBWGE Transmission System at December 31, 1999 was $ 974,068.52.

     The facilities SBWGE will transfer to ATCLLC do not include distribution facilities used to provide retail service. Distribution facilities include all facilities with voltages below 50 kV, including the final circuit connection to


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


substations providing transformation or connection to any retail customer regardless of voltage level.

     E.   ATCLLC'S OPERATION OF THE TRANSMISSION SYSTEM

     ATCLLC is under a statutory mandate to transfer control of its jurisdictional facilities to the Midwest ISO. ATCLLC will own and have operational control of its transmission system; provide ancillary services; operate an Open Access Same-Time Information System ("OASIS") in conformance with Order No. 889;16/ and administer its OATT. ATCLLC also will be responsible for the maintenance of the transmission facilities under its ownership and control.17/ ATCLLC also will assume responsibility for transmission system planning.18/

     ATCLLC will offer ancillary services under its OATT. Since ATCLLC will own no generating facilities, it will purchase ancillary services from third parties and resell them under its OATT. ATCLLC expects to enter into agreements to purchase ancillary services from generators in its control area. ATCLLC will contract for must-run operations and ancillary services from the generators located in its control area and connected to its transmission system. ATCLLC will not, however, engage in the purchase and sale of energy other than to obtain necessary ancillary services required by its customers.19/ SBWGE will become a transmission customer of ATCLLC under ATCLLC's transmission tariff.


------------------------
16/ Order No. 889, Open Access Same-Time Information System (Formerly Real-Time
                   ------------------------------------------------------------
Information Network) and Standards of Conduct, FERC Stats. & Regs.
---------------------------------------------
P. 31, 035 (1996).

17/ SBWGE anticipates that ATCLLC initially will contract with SBWGE to perform maintenance on the SBWGE Transmission System facilities transferred to ATCLLC.

18/ Section 196.485(1)(ge) and 196.485(1m)(3m) of the Wisconsin Statutes.

19/ Id.
    --


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     F.   FINANCIAL ASPECTS OF THE TRANSACTION

     SBWGE and ATCLLC will enter into a bill of sale governing the conveyance of the SBWGE Transmission System. The transmission assets transferred to ATCLLC under the bill of sale will include SBWGE's rights and interests in any contracts under the Alliant Energy OATT. The SBWGE Transmission System will be conveyed by SBWGE to ATCLLC at a net book value (original cost less accumulated book depreciation) of approximately $715,888.75 as of December 31, 1999.20/

     SBWGE will provide final accounting entries at a later time. At the present time, SBWGE contemplates the following entries:

            Dr. a/c 108 Accum Prov for Depreciation
            Dr. a/c 111 Accum Prov for Amortization
            Dr. a/c 123 Investment in Associated Cos.
            Dr. a/c 102 Electric Plant Purchased or Sold
            Cr. a/c 102 Electric Plant Purchased or Sold
            Cr. a/c 101 Electric Plant in Service
            Cr. a/c 107 Construction Work in Progress
            Cr. a/c 182 Regulatory Assets

     The legal structure of ATCLLC has not yet been finalized. Accordingly, SBWGE does not yet know the extent to which tax-related accounts will be passed through to ATCLLC. Specific accounts for which the treatment has not yet been determined are as follows:

            a/c 190 Prepaid Income Taxes
            a/c 255 Accumulated Deferred Income Taxes a/c 282 Deferred Income Taxes

     ATCLLC will file to establish depreciation rates for the transmission facilities in a filing under Section 205 of the Federal Power Act. Release of


------------------------
20/ Section 196.485(5) of the Wisconsin Statutes.


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


the transmission facilities from the first mortgage indenture will take place when the transmission facilities are transferred to ATCLLC.

     G.   STANDARDS OF CONDUCT

     In Order No. 888, the Commission stated that "[f]unctional unbundling will work only if a strong code of conduct (including a requirement to separate employees involved in transmission functions from those involved in wholesale power merchant functions) is in place."21/ SBWGE's proposed conveyance of the SBWGE Transmission System to ATCLLC will further the Commission's objectives in developing the Standards of Conduct. Not only will ATCLLC adopt the Standards of Conduct set forth in the Commissioner's regulations,22/ but in accordance with
Section 37.4(c), it is espected thatAlliant Energy and ATCLLC will also have developed procedures for implementation of the Standards of Conduct. These procedures, which will be set forth in ATCLLC Standards of Conduct are expected to include the following statement of policy:

     It is the policy of ATCLLC to operate the Transmission System in a fair and nondiscriminatory manner and to implement such rules and regulations in the governance of the corporation as necessary to prevent control of the decision-making process by the merchant function of any affiliate or any User of the Transmission System. It is the policy of ATCLLC to own, operate and plan the Transmission System without adverse distinction or preference to any affiliate or Users of the Transmission System, and that investments in new transmission facilities will be made by ATCLLC without discrimination.

     Specifically, each employee directly responsible for either SBWGE's wholesale merchant operations or ATCLLC's transmission operations will be required to sign a Standards of Conduct Acknowledgment and Compliance Statement,


------------------------
21/ Order No. 888, FERC Stats. & Regs. at 31,655.

22/ See 18 C.F.R. Part 37 and the Commission's February 15, 1999, order in
    ---
Docket Nos. OA98-12-001, OA97-421-002, OA97-318-002, OA97-415-002, finding
Alliant Energy's Standards of Conduct filings acceptable.


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


and abide by its terms. Managers of departments not directly responsible for these functions will be given a copy of the Standards of Conduct and will similarly be required to sign a Standards of Conduct Acknowledgment and Compliance Statement and abide by its terms. These managers will also be required to review the Standards of Conduct with all of their employees.

     ATCLLC will develop procedures that will prevent access to the System Control Center by any affiliate employee responsible for wholesale merchant functions for the purpose of obtaining information on transmission capacity, price, curtailments, ancillary services, scheduled maintenance and line outages. Firewalls have been established within the Energy Management System ("EMS") to ensure that transmission information from the EMS cannot be accessed by wholesale merchant employees. Implementation of these measures is further evidence of ATCLLC's commitment to further the Commission's objective to separate transmission from wholesale merchant functions in order to ensure non-discriminatory access to its transmission system. Approval of ATCLLC's Standards of Conduct will be sought in a Section 205 filing.

II.  THE PROPOSED TRANSACTION IS IN THE PUBLIC INTEREST

     Section 203(a) of the Federal Power Act, which establishes the Commission's jurisdiction over changes in control over facilities subject to its jurisdiction, provides,

     No public utility shall sell, lease, or otherwise dispose of...its facilities subject to the jurisdiction of the Commission...or by any means whatsoever, directly or indirectly merge or consolidate such facilities or any part hereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing to do so...After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest it shall approve the same.23/


------------------------
23/ 16 U.S.C. ss. 825b(a).


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


     SBWGE will transfer to ATCLLC ownership and control of the SBWGE Transmission Systems, which comprises FERC-jurisdictional transmission facilities of a value in excess of $50,000. In analyzing the effect on the public interest of the proposed transfer of FERC-jurisdictional facilities on the public interest, FERC will assess three distinct effects: (1) the effect on competition; (2) the effect on rates; and (3) the effect on regulation. If the proposed transaction is determined not to present market power concerns, to adequately protect ratepayers, and not to impair federal and state regulation, the transaction will be deemed to be consistent with the public interest. See, e.g., Duke Power Co., 79 FERC 61,236 (1997). SBWGE demonstrates below that its proposed transfer of the SBWGE Transmission System to ATCLLC is consistent with the public interest.

     A. TRANSFER OF ASSETS TO A SEPARATE COMPANY ADVANCES COMMISSION POLICIES REQUIRING THE SEPARATION OF GENERATION AND TRANSMISSION FUNCTIONS

     In Order No. 888, the Commission determined that functional unbundling of wholesale generation and transmission services is necessary to implement non-discriminatory open access transmission. In doing so, the Commission stopped short of requiring corporate unbundling, which could include the establishment of a separate corporate affiliate to manage a utility's transmission assets. The Commission concluded "...that functional unbundling of wholesale services is necessary to implement non-discriminatory open access transmission and that corporate unbundling should not now be required." Order No. 888 at 31,654.

     The Commission determined that three requirements are necessary to ensure that public utilities provided non-discriminatory service: (1) a public utility


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


must take transmission services (including ancillary services) for all of its new wholesale sales and purchases of energy under the same tariff of general applicability as do others; (2) a public utility must state separate rates for wholesale generation, transmission, and ancillary services; and (3) a public utility must rely on the same electronic information network that its transmission customers rely on to obtain information about its transmission system when buying or selling power. Order No. 888 at 31,654.

     While recognizing that these requirements should give public utilities an incentive to file fair and efficient rates, terms, and conditions, since they will be subject to those same rates, terms, and conditions, the Commission further concluded that functional unbundling will work only if strong protections, including a requirement to separate employees involved in transmission functions from those involved in wholesale power merchant functions, are in place.

     With this objective in mind, the Commission encouraged utilities to explore whether corporate unbundling or other restructuring mechanisms may be appropriate in particular circumstances and indicated that it would "accommodate other mechanisms that public utilities may submit, including voluntary corporate restructuring (e.g., separate corporate divisions, divestiture) to ensure that open access transmission service occurs on a non-discriminatory basis." Order No. 888 at 31,656. While the Commission did not affirmatively require actual corporate separation of generation from transmission, the practical effect of SBWGE's transfer of its transmission system to ATCLLC will do exactly that, thereby achieving substantially more than that which is required by Order No. 888 and its progeny.


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


     ATCLLC's acquisition and operation of the SBWGE Transmission System will exceed the functional unbundling requirements of Order No. 888 and bring with it greater corporate and organizational separation of transmission from generation. ATCLLC will be responsible for providing all open access transmission and ancillary services under its OATT, and existing open access service agreements under Alliant Energy's OATT for Alliant Energy Operating Companies customers will be assigned to ATCLLC. After the transfer of assets, SBWGE will become a network transmission customer of ATCLLC and will be required to secure transmission service from ATCLLC in the same manner as unaffiliated network transmission customers.

     The current organizational separation between the employees of Alliant Energy Operating Companies wholesale merchant function and transmission function will be significantly strengthened beyond the requirements of Order Nos. 888 and 889 because transmission personnel will become employees of a separate company, ATCLLC. ATCLLC will have its own board of directors.24/

     ATCLLC will not be engaged in the electric power generation business, and it will contract with Alliant Energy and others on the open market to provide ancillary services on a least-cost basis. ATCLLC will not own distribution facilities, and it will arrange for use of distribution only to the extent required to provide transmission services to wholesale customers served at voltages below 50 kV under ATCLLC Tariff. ATCLLC will focus solely on efficiently and effectively operating and maintaining, and where necessary expanding, its transmission system, and will be well suited to respond quickly to customer needs.


------------------------
24/ Section 196.485(3m) of the Wisconsin Statutes.


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


     The restructuring of SBWGE's transmission system that is proposed here goes well beyond the Commission's requirements for comparability and functional unbundling. By transferring all of its transmission facilities to a separate corporation and by agreeing to take transmission and ancillary services under that corporation's open access tariff for the delivery of all power sold by the SBWGE to its customers, SBWGE is going beyond what the Commission required of public utilities in Order No. 888.

     B. THE TRANSACTION MEETS THE REQUIREMENTS OF THE COMMISSION'S MERGER POLICY STATEMENT.

     The Commission Merger Policy Statement,25/ sets forth the revised criteria and considerations for evaluating applicants under Section 203. Specifically, the Commission examines three factors in analyzing whether a proposed transaction is consistent with the public interest: the effect on competition, the effects on rates, and the effect on regulation. Consideration of these factors, to the extent those factors guide the Commission's consideration of an intra-company divestiture proposal, further demonstrates that the transaction is consistent with the public interest.

     1.   THE TRANSACTION IS PRO COMPETITIVE. The proposed transaction will not
          ----------------------------------
have any adverse effects on competition in the market for generation or transmission services. The transaction does not involve any generating assets, so the transaction will have no impact on the generation market. The transaction does involve transmission facilities, but service over the SBWGE Transmission System facilities contributed to ATCLLC will be provided under the ATCLLC's


------------------------
25/ Inquiry Concerning the Commission's Merger Policy Under the Federal Power
    -------------------------------------------------------------------------
Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Stats.
---------------------
& Regs. P. 31,044 (1996), order on reconsideration, Order No. 592-A, 62 Fed.
                          ------------------------
Reg. 33,441 (1997), 79 FERC P. 61,321 (1997) ("Merger Policy Statement").


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


OATT, under which all qualified transmission customers are entitled to take transmission service. As such, ATCLLC will not have transmission market power.

     SBWGE has not submitted the competitive screen analysis described in Appendix A of the Merger Policy Statement because of the nature of SBWGE's proposed transaction. As proposed in this application, the SBWGE Transmission System now owned by SBWGE will be sold to ATCLLC. ATCLLC does not currently own any generation, distribution or transmission facilities, and it will not own or control any generation. This transmission-only transaction does not involve any concentration of utility or other generation capacity and will lead to even more substantial separation of transmission from generation assets. Upon completion of the proposed transfer, SBWGE will no longer own transmission facilities. As such, SBWGE and ATCLLC will not both be providing open access transmission service in the same geographic market. While legal ownership will change, actual operation of the transmission system will not change in ways that could potentially increase market power.

     ATCLLC cannot act in ways that confer greater market power than SBWGE currently possesses, and in no event will ATCLLC own or control generation. SBWGE's market power can only remain as is or be diminished by the transfer.

     2.   THE TRANSACTION WILL HAVE EITHER MINIMAL OR NO DIRECT EFFECT ON
          ---------------------------------------------------------------
JURISDICTIONAL RATES. SBWGE does not have any transmission or wholesale bundled
--------------------
electric customers. Consequently, there are no jurisdictional customers whose rates can be affected by this transaction.

     3.   THERE WILL BE NO ADVERSE EFFECT ON REGULATION. In the Merger Policy
          ---------------------------------------------
Statement the Commission addressed two aspects of a transaction's effect no on regulation. First, in situations involving the creation of registered public utility holding companies, the Commission required section 203 applicants to choose between two options: (1) commit to abide by the Commission's policies with respect to intra-system transactions within any newly-formed holding company structure, or (2) go to hearing on the issue of the effect of the proposed registered holding company structure on effective regulation by this the Commission. The Commission stated that, with respect to the effect of a merger on state regulatory authority, where a State has authority to act on a merger, the Commission ordinarily will not set this issue for a trial-type hearing. However, if the State lacked this authority and raised concerns about the effect on regulation the Commission may set the issue for hearing. In this case, SBWGE remains a part of a regulated holding company and Commission jurisdiction is unaffected. Alliant Energy agrees to abide by the Commission's policy on an intra-system transactions. Further, the ICC will have full authority to regulate SBWGE and to regulate markets and distribution facilities, after the transaction. This Commission will retain full authority to regulate transmission service provided by ATCLLC.

     The appropriate notice of this transaction will be provided to the ICC. Transmission service to retail customers will be unaffected by this application and retail rates will be unaffected. It is anticipated that ATCLLC will plan, operate, and maintain the transmission system in accordance with NERC, industry, and applicable regulatory requirements in order to ensure that reliability of service is maintained. It is further anticipated that ATCLLC will also grant access to its books and records to the ICC as necessary to ensure regulatory compliance.

     ATCLLC will become a public utility upon completion of the transaction, and its proposed rate schedules will be reviewed by the Commission under Section 205 of the Federal Power Act, and ATCLLC will otherwise by subject to regulation by this the Commission under the Federal Power Act. Likewise, there will be no lapse in the Commission's jurisdictional reach over SBWGE's transactions and facilities. Further, due to its status as a public utility, any future merger, consolidation, or disposition of ATCLLC transmission facilities will be subject to prior Commission authorization under Section 203. This means that any future disposition of any jurisdictional assets or service by ATCLLC or any sale of ATCLLC will be subject in Commission jurisdiction.

III. REQUEST FOR WAIVERS

     SBWGE believes that the proposed transfer to ATCLLC is comparable to the establishment of an ISO. The Commission has held that the establishment of an ISO is a disposition of control over jurisdictional facilities and therefore requires Commission approval under Section 203. See Atlantic City Elec. Co., 76 FERC P. 61,306 (1996). Although the Commission has said that creation of an ISO requires approval under section 203, the Commission has not applied the Part 33 filing requirements, which are applicable to traditional mergers and consolidations, to the transfers of operational control of facilities to any of the ISOs that have been filed to date. This is not surprising. The Commission identified its eleven ISO principles in Order No. 888, and these are far more relevant to the approval of an ISO than the information described in Part 33. Moreover, the Commission's standard generally for compliance with Part 33 focuses on the practical question of whether the applicants have provided the Commission with sufficient information to evaluate the proposed disposition. Accordingly, to the extent deemed necessary, SBWGE requests waiver of the Part

33 filing requirements. A similar waiver request was granted in Docket No. EC00-33-000, WPL's Section 203 filing to transfer its transmission facilities to ATCLLC.

     The January 15, 1998, filing under Section 203 of the Federal Power Act submitted by the Midwest ISO Public Utilities in Docket No. EC98-24-000 noted that the Commission generally has not applied the filing requirements set forth at 18 C.F.R. ss.ss. 33.2 and 33.3 to the transfers of facilities pursuant to the establishment of an independent system operator, and requested waiver of these regulations. The Commission granted that waiver, and the Commission should grant a similar waiver here. Good cause exists for granting such a waiver. These filing requirements are intended to ensure that section 203 applicants supply the Commission with sufficient information to determine whether the proposed transfer is consistent with the public interest. The information contained in this application provides the Commission with sufficient information to evaluate SBWGE's proposal to transfer the SBWGE Transmission System to ATCLLC. Accordingly, the Commission has a sufficient record upon which it can conclude the proposed transfer is similarly consistent with the public interest.

IV.  ADDITIONAL INFORMATION REQUIRED UNDER PART 33 OF THE COMMISSION'S
     REGULATIONS

     A.   NAMES AND ADDRESSES OF PRINCIPAL BUSINESS OFFICES

          The exact name and the address of the principal business offices of the companies involved are as follows:

          South BeliotWater gas and          American Transmission
          Electric Company                   Company, LLC
          ----------------                   ------------
          222 West Washington Avenue         To be determined
          Madison, Wisconsin  53701

     B. NAMES AND ADDRESSES OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THE APPLICATION

          The names and addresses of the persons to whom all notices and communications with respect to this proceeding are to be sent are as follows:

          Kent M. Ragsdale                   Kenneth A. Goldsmith
          Managing Attorney                  Project Manager
          Alliant Energy Corporate           Alliant Energy Corporate
          Services, Inc.                     Services, Inc.
          200 First Street SE                200 First Street SE
          P.O. Box 351                       P.O. Box 351
          Cedar Rapids, IA  52406-0351       Cedar Rapids, IA  52406-0351
          319.398.7765 - telephone           319.557.4167 - telephone
          319.398.4533 - fax                 319.398.4533 - fax
          kentragsdale@alliant-energy.com    kengoldsmith@alliant-energy.com

     C.   DESIGNATION OF TERRITORIES SERVED, BY COUNTIES AND STATES

          As explained in Section III, above, SBWGE requests waiver of this requirement.

     D.   DESCRIPTION OF JURISDICTIONAL FACILITIES

          See Schedule A.

     E.   DESCRIPTION OF TRANSACTION AND STATEMENT AS TO CONSIDERATION

          See Section I.E., above.

     F.   STATEMENT OF FACILITIES TO BE SOLD

          See Schedule A.

     G.   STATEMENT OF THE COST OF THE FACILITIES INVOLVED IN THE TRANSACTION

          See Section I.C., above.

     H. STATEMENT AS TO THE EFFECT OF THE TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE OR INTERCHANGE OF ELECTRIC ENERGY

          The proposed transaction is expected to have no direct impact on any contract for the purchase, sale, or interchange of electric energy. As stated previously, there are no transmission customers served under existing transmission agreements with SBWGE.

     I.   STATEMENT AS TO THE OTHER REQUIRED REGULATORY APPROVALS

          In addition to the Federal Power Act ss. 203 authorization requested herein other regulatory approvals and notifications will be required before ATCLLC can assume ownership and control of the Transmission Facilities, e.g., approvals from the SEC, and notification to the ICC. SBWGE has not yet made any such filings.

     J. FACTS SHOWING THAT THE PROPOSED TRANSACTION WILL BE CONSISTENT WITH THE PUBLIC INTEREST

          See Section II, above.

     K.   BRIEF STATEMENT OF FRANCHISES HELD

          As explained in Section III, above, SBWGE requests waiver of this requirement.

     L.   FORM OF NOTICE

          A form of notice is appended to this Application.

V. LIST OF EXHIBITS REQUIRED BY PART 33 OF THE COMMISSION'S REGULATIONS, 18 C.F.R. SS. 33.3

     EXHIBIT A. COPIES OF ALL RESOLUTIONS OF DIRECTORS

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT B. STATEMENT OF INTERCORPORATE RELATIONSHIPS

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT C. STATEMENTS A AND B, FERC FORM NO. 1

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT D. STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT E. STATEMENT C, FERC FORM NO. 1

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT F. ANALYSIS OF RETAINED EARNINGS

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT G. COPIES OF ALL APPLICATIONS FILED WITH ANY OTHER FEDERAL AND
                STATE REGULATORY BODY IN CONNECTION WITH THE PROPOSED TRANSACTION AND CERTIFIED COPIES OF EACH ORDER RELATING THERETO

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT H. COPIES OF ALL CONTRACTS WITH RESPECT TO THE TRANSACTION

     As explained in Section III, above, SBWGE requests waiver of this requirement.

     EXHIBIT I. MAPS OF PROPERTY BEING CONVEYED, INTERCONNECTIONS, AND PRINCIPAL
                CITIES SERVED

     A map of the SBWGE facilities being transferred to ATCLLC is attached as Schedule B.


VI.  CONCLUSION.

     SBWGE respectfully requests that the Commission expeditiously authorize the transfer to ATCLLC of the facilities proposed herein under the terms and conditions set forth in this application.

                    Respectfully submitted,


                    -------------------------------------------
                    Kent M. Ragsdale
                    Managing Attorney

                    Alliant Energy Corporate Services inc.
                    200 First Street SE
                    P.O. Box 351
                    Cedar Rapids, IA 52406-0351
                    (319) 398-7765 - telephone
                    (319) 398-4533 - fax
                    kentragsdale@alliant-energy.com - e-mail

                    Attorney for South Beloit Water, Gas and Electric Company


Dated: July 31, 2000

                                                                      SCHEDULE A

                  LIST OF SBWGE TRANSMISSION SYSTEM FACILITIES
                           TO BE TRANSFERRED TO ATCLLC

                                                                      SCHEDULE B

                                       MAP

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

                                   )
SOUTH BELOIT WATER, GAS AND        )         DOCKET NO. EC00-
    ELECTRIC COMPANY               )                         -----------------
                                   )

                                NOTICE OF FILING
                               (August    , 2000)
                                      ----

     Take notice that on August   , 2000, South Beloit Water, Gas and Electric
                                --
Company filed an application under Section 203 of the Federal Power Act requesting authorization to transfer ownership and operational control of its jurisdictional transmission facilities to American Transmission Company LLC (ATCLLC).

     Any person desiring to be heard or to protest said filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedures (18 C.F.R. ss. 385.211 and 18 C.F.R. ss. 385.214). All such motions or protests should bE filed on or
before                        , 2000. Protests will be considered by the
       -----------------------
Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                David P. Boergers
                                    Secretary